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                                                                     EXHIBIT 20

NEWS RELEASE

                                                   CONTACT:  ANNE DAVENPORT
                                                             DIRECTOR
                                                             INVESTOR RELATIONS
                                                             (770) 668-5968

                            HBO & COMPANY APPROVES
                   INCREASE IN ITS AUTHORIZED COMMON STOCK
                       AND DECLARES QUARTERLY DIVIDEND

     ATLANTA, February 14, 1996 -- Healthcare information systems vendor HBO
& Company (NASDAQ: HBOC) held its quarterly Board of Directors' meeting February 13, 1996. At the Board meeting it was announced that the Board of Directors approved an amendment to HBOC's Certificate of Incorporation that would increase the number of shares of authorized Common Stock from 60,000,000 to 250,000,000. The amendment is subject to stockholder approval at the Company's Annual Meeting of Stockholders to be held on May 14, 1996. If the amendment is approved by the stockholders, the Board has authorized a two-for-one stock split in the form of a stock dividend.

     Also at the meeting, it was determined that HBOC would pay its quarterly cash dividend of $.04 (four cents) per share to stockholders of record on March 29, 1996, payable April 22, 1996.

     HBO & Company delivers enterprise wide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.

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        301 Perimeter Center North * Atlanta, GA 30346 * (770) 393-6000



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